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                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934 (Amendment No. )


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                              THE MFS SERIES TRUST
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                      MFS AGGRESSIVE SMALL CAP EQUITY FUND
                              500 Boylston Street
                          Boston, Massachusetts, 02116



                                            May 15, 1997


Dear Shareholder:

A special meeting of shareholders of MFS Aggressive Small Cap Equity Fund will be held on May 23, 1997. This is a very important meeting. As a shareholder you are being asked to approve your Board of Trustees' decision to retain Massachusetts Financial Services Company (MFS) as the new adviser of your fund. Your Board of Trustees unanimously recommends that you vote FOR this agreement. Please sign, date and mail today the WHITE proxy card in the enclosed postage-paid envelope.


                                  WHO IS MFS?

MFS is America's oldest mutual fund organization dating back to 1924, and as of January 31,1997, has net assets under management of approximately $54 billion on behalf of 2.3 million investor accounts. Mr. John W. Ballen, a Senior Vice President of MFS, is the portfolio manager for your fund. Mr. Ballen has been with MFS since 1984 and is its chief equity officer.

                                MFS PERFORMANCE

MFS' record speaks for itself. MFS manages two other mutual funds like your fund, categorized in the Lipper Small Company Growth Funds universe. MFS OTC Fund (OTC) and MFS Emerging Equities Fund (MEE) have one year total returns of 19.4% and 19.5%, respectively, compared to your fund's performance of 15.4% under Navellier. This performance is superior to the performance of your fund under Navellier. The two-year cumulative return for OTC and MEE was 46.0% and 71.8%, respectively, compared to 66.2% for your fund under Navellier. All these returns assume the reinvestment of distributions but exclude the effects of any sales charges.

                             MFS OFFERS LOWER COSTS

MFS has agreed to reduce your Fund's investment advisory and administrative fees almost 50% (equal to a reduction of 73.5 basis points) as follows:

o a 40% reduction in your fund's investment advisory fee from 125 basis points, the rate previously paid to Navellier, to 75 basis points.

o a 94% reduction in your fund's administrative fee from 25 basis points, the rate previously paid to Navellier, to 1.5 basis points.

MFS is able to offer your Fund these lower fees while providing at least the same level of service the Fund received from Navellier. While past performance is not a guarantee of future performance, fee reductions contribute to better performance year after year.

                                DO NOT BE MISLED

As you may imagine, Navellier is not happy by the actions of your Board. It may threaten his business and his reputation. Last year, Navellier earned fees of approximately $2.6 million from your fund.

Please be assured that your Board takes its responsibility seriously. We felt compelled not to renew Navellier as the fund's adviser because of Navellier's repeated failures to provide your Board with information as required by federal securities laws and, ultimately, our loss of confidence in Navellier's operation of the fund.

Navellier claims your Board acted without your approval. Your Board is required to act on your behalf, which we have done. And, we are now asking you to approve our actions at the special shareholder meeting. DO NOT let Navellier mislead you into thinking that we are trying to save our jobs. Our actions are NOT about job security. The real issue is our responsibility of providing you with a fund manager with integrity and performance and at a lower cost.

Navellier talks about a tax-free merger. Voting to approve MFS as your fund's investment adviser has NO tax implications for you. Whether or not you approve MFS as the adviser, the results of this meeting have NO impact on your ability to consider a tax-free merger into Navellier's Performance Funds or any other mutual fund at a later date.


                             YOUR VOTE IS IMPORTANT

Your Board of Trustees believes that the agreement with MFS is in your best interest and urges you to vote FOR approval of this agreement.

Please sign, date and mail today the WHITE proxy card in the enclosed postage-paid envelope.

                                            Sincerely,


                                            DONALD A. SIMON
                                            Donald A. Simon
                                            Chairman of the Board